Exhibit (a)(16)

Form of Acknowledgement and Receipt of Letter of Transmittal

     This e-mail confirms our receipt of your letter of transmittal, which sets forth your election to exchange one or more of your outstanding options for cancellation and regrant in the Packeteer option exchange program. This e-mail does not serve as a formal acceptance by Packeteer of the options designated on your letter of transmittal for cancellation and regrant, per the terms of the offer to exchange previously distributed to you and filed with the Securities and Exchange Commission.

     A formal notice of the acceptance/rejection of your options will be sent to you promptly following the expiration of the offer to exchange, which is currently scheduled to occur at 5 p.m., Pacific Time, on November 30, 2001. Your election to exchange your options may be withdrawn at any time prior to the expiration of the offer to exchange. Withdrawals must be submitted to us per the procedures set forth in the offer to exchange. Please do not respond to this e-mail. You may e-mail questions about the offer to exchange to rjacquet@packeteer.com.